As filed with the Securities and Exchange Commission on November 18, 2003

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

_________________

EXPRESS SCRIPTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	43-1420563
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13900 Riverport Drive
Maryland Heights, Missouri 63043
(Address of principal executive offices, including zip code)

_________________

AMENDED AND RESTATED EXPRESS SCRIPTS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
(Full title of the plan)

Thomas M. Boudreau, Esq.
Senior Vice President, General Counsel and Secretary
Express Scripts, Inc.
13900 Riverport Drive
Maryland Heights, Missouri 63043
(314) 770-1666
 (Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Obligation (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation	$50,000,000 (3)	100%	$50,000,000	$4,045.00
Obligations (3)

Common Stock, par	650,000 shares (5)	$55.69 (6)	$36,198,500	$2,928.00
value $0.01 per share and
Preferred Stock Purchase
Rights (4)(5)

			Total Registration Fee:	$6,973.00

(1)

This registration statement registers an additional $50,000,000 of Deferred Compensation Obligations and 650,000 shares of Common Stock $0.01 par value of the registrant for which a registration statement filed on this form relating to the Amended and Restated Express Scripts, Inc. Executive Deferred Compensation Plan (the “Plan”) is effective. We previously registered $8,000,000 of Deferred Compensation Obligations and 50,000 shares of Common Stock for issuance under the Plan on Form S-8 on February 16, 1999 (the 50,000 shares were subsequently increased to 100,000 shares pursuant to the antidilution provisions of the Plan as the result of a split of Express Scripts Class A Common Stock and which class of Class A Common Stock was subsequently reclassified as Common Stock). We will have an aggregate of $58,000,000 of Deferred Compensation Obligations and 750,000 shares registered and reserved for issuance pursuant to the Plan upon the effectiveness of this registration statement.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h).

(3)	The Deferred Compensation Obligations are unsecured obligations of Express Scripts, Inc. to pay deferred compensation in the future in accordance with the terms of the Plan.

(4)

Preferred stock purchase rights are attached to and trade with the Common Stock. The value attributable to preferred stock purchase rights, if any, is reflected in the market price of the Common Stock.

(5)	The registration statement also includes such additional shares of Common Stock and attached preferred stock purchase rights as may be issuable pursuant to the antidilution provisions of the Plan.

(6)

The proposed maximum offering price per share represents the average of the high and low sale prices of the Company’s Common Stock on November 11, 2003, as reported by The Nasdaq National Market, for the shares reserved for issuance pursuant to the Plan.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents that Express Scripts, Inc. (the “Company” or the “Registrant”) has filed with the Securities and Exchange Commission (the “Commission”) under File No. 0-20199 are incorporated in this Registration Statement by reference and made a part hereof (except for the portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 9 or Item 12 thereof):

(a)	Annual report on Form 10-K for the year ended December 31, 2002.
(b)	Quarterly report on Form 10-Q for the quarter ended March 31, 2003.
(c)	Quarterly report on Form 10-Q for the quarter ended June 30, 2003.
(d)	Quarterly report on Form 10-Q for the quarter ended September 30, 2003.
(e)
Current Report on Form 8-K dated October 29, 2003 and filed October 30, 2003; Current Report on Form 8-K dated September 25, 2003 and filed September 25, 2003; Amended Current Report on Form 8-K/A dated July 30, 2003 and filed July 30, 2003; Current Report on Form 8-K dated July 24, 2003 and filed July 24, Current Report on Form 8-K dated June 20, 2003 and filed June 20, 2003; Current Report on Form 8-K dated April 24, 2003 and filed April 25, 2003; Current Report on Form 8-K dated February 13, 2003 and February 13, 2003; Current Report on Form 8-K dated January 16, 2003 and filed January 16, 2003
(f)
The description of the Class A Common Stock as contained in Item 1 of the Company's Registration Statement on Form 8-A filed May 12, 1992, as updated by the Company's Prospectus dated November 1, 2000 (filed November 2, 2000) under the caption "Description of Capital Stock" and the Company's Proxy Statement dated April 9, 2001 under the caption "IV. Proposed Amended and Restated Certificate of Incorporation", including any amendment or report filed for the purpose of updating such description
(g)
The description of the Preferred Stock Purchase Rights as contained in Item 1 of the Company's Registration Statement on Form 8-A filed July 12, 2001, including any amendment or report filed for the purpose of updating such description

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for the portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 9 or Item 12 thereof), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

        The following description of the Deferred Compensation Obligations registered hereunder is qualified by reference to the Amended and Restated Express Scripts, Inc. Executive Deferred Compensation Plan (the “Plan”). A copy of the Plan is filed as Exhibit 10.1 to this Registration Statement.

        The Deferred Compensation Obligations (the “Obligations”) will be unsecured general obligations of the Registrant to pay the deferred compensation of and Registrant contributions to eligible senior executives and vice-president level executives of the Registrant and its divisions, subsidiaries and affiliates in the future in accordance with the terms of the Plan. The Obligations will rank equally with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

        The amount of compensation to be deferred by each Plan participant will be determined in accordance with the Plan based on elections by the participant. The Registrant will establish compensation account(s) on behalf of each participant, to which the Registrant will credit any deferred compensation and Registrant contributions in accordance with the Plan. The compensation account(s) will be credited (or debited) with income (or loss) based upon a hypothetical investment in one or more of the investment options available under the Plan, which includes a hypothetical investment in Common Stock of the Registrant as well as one or more mutual funds, as chosen by each participant from a list of such investment options. A participant’s deferred compensation will vest immediately; while the Registrant ‘s contributions vest in varying percentages over a three year period in accordance with the Plan. Except for amounts invested in the Common Stock fund, each compensation account will be payable in cash upon the participant’s retirement, termination, death or other date(s) determined in accordance with the Plan. Amounts in a participant’s compensation account(s) invested in the Common Stock fund will be distributed in the form of whole shares of Common Stock, with fractional shares paid in cash.

        Participants and their beneficiaries may not voluntarily or involuntarily transfer, alienate or assign their interests under the Plan, and such interests are not subject to attachment, execution, garnishment or other such equitable or legal process.

        The Committee of the Registrant’s Board of Directors administering the Plan may amend, alter or terminate the Plan at any time without the prior approval of the Board of Directors; provided that, without the Board’s approval, no amendment, modification or termination may materially increase the benefits accruing to participants under the Plan.

Item 5. Interests of Named Experts and Counsel.

        Thomas M. Boudreau, Esq., Senior Vice President, General Counsel and Secretary of the Company, whose opinion is contained in Exhibit 5.1, owned, as of November 1, 2003, 32,688 shares of Common Stock (including 200 shares owned by Mr. Boudreau’s spouse), options to purchase 89,800 shares of Common Stock, and 4,097 phantom stock units convertible into shares of Common Stock under the Company’s Executive Deferred Compensation Plan.

Item 6. Indemnification of Directors and Officers.

        Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any director, officer, employee or agent of the corporation in any action, other than an action by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Section 145(b) provides that the corporation may indemnify any such person in an action by or in the right of the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that such person may not be indemnified in respect of any matter in which he has been judged liable to the corporation, unless authorized by the court. Section 145(c) provides that the corporation shall indemnify any such person against expenses actually and reasonably incurred in defense of any action if he has been successful in the defense of such action and if such action is one for which the corporation may indemnify such person under Section 145(a) or (b).

        The Company’s Amended and Restated Certificate of Incorporation provides that the Company shall indemnify, to the fullest extent permitted by applicable Delaware law, each person who is or was a director or officer of the Company and the heirs, executors and administrators of such a person. The Amended and Restated Certificate of Incorporation also eliminates the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of the duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemption, or (iv) for transactions in which the director received an improper personal benefit.

        The Company’s By-Laws provide that the Company shall indemnify and, in the Company’s discretion, may obtain insurance for the benefit of its officers and directors, to the fullest extent permitted by applicable Delaware law. This includes indemnification against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on his or her behalf, but only if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company’s By-Laws also provide for the advance payment of expenses, subject to certain conditions and exceptions.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

         See Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes;

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

    (2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                   (b)        The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                   (c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Maryland Heights, Missouri on November 18, 2003.

EXPRESS SCRIPTS, INC.
By: /s/ Barrett A. Toan

Name: Barrett A. Toan
Title: Chairman of the Board of Directors and
Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Barrett A. Toan, George Paz and Thomas M. Boudreau and each of them (will full power to each of them to act alone) his or her true and lawful attorney’s-in-fact and agents, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Capacity	Date
/s/ Barrett A. Toan
________________________________	Chairman of the Board of Directors	November 18, 2003
Barrett A. Toan	and Chief Executive Officer
/s/ George Paz
________________________________	President and Chief Financial Officer	November 18, 2003
George Paz
/s/ Darryl Weinrich
________________________________	Vice President and Chief Accounting	November 18, 2003
Darryl Weinrich	Officer
/s/ Stuart L. Bascomb
________________________________	Director	November 18, 2003
Stuart L. Bascomb
/s/ Gary G. Benanav
________________________________	Director	November 18, 2003
Gary G. Benanav
/s/ Frank J. Borelli
________________________________	Director	November 18, 2003
Frank J. Borelli
/s/ Nicholas J. LaHowchic
________________________________	Director	November 18, 2003
Nicholas J. LaHowchic
/s/ Thomas P. Mac Mahon
________________________________	Director	November 18, 2003
Thomas P. Mac Mahon
/s/ John O. Parker
________________________________	Director	November 18, 2003
John O. Parker
/s/ Seymour Sternmberg
________________________________	Director	November 18, 2003
Seymour Sternberg
/s/ Howard L. Waltman
________________________________	Director	November 18, 2003
Howard L. Waltman
/s/ Norman Zachary
________________________________	Director	November 18, 2003
Norman Zachary

EXHIBIT INDEX

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of the Company, as amended, incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ending December 31, 2001 (File No. 0-20199).
4.2	Third Amended and Restated Bylaws, incorporated by reference to Exhibit No. 3.2 to the Company's Annual Report on Form 10-K for the year ending December 31, 2000 (File No. 0-20199).
5.1	Opinion of Thomas M. Boudreau, Esq., Senior Vice President, General Counsel and Secretary of the Registrant.
10.1	Amended and Restated Express Scripts, Inc. Executive Deferred Compensation Plan)(incorporated herein by reference to Exhibit B to the Company's Proxy Statement dated April 28, 2003 (File No. 0-20199).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Thomas M. Boudreau (see Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

Exhibit 5.1

[Express Scripts, Inc. Letterhead]

November 18, 2003

Express Scripts, Inc.13900
Riverport Drive
Maryland Heights, Missouri 63043

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Express Scripts, Inc., a Delaware corporation (the “Company”), and in such capacity I am familiar with the Registration Statement on Form S-8 to which this opinion is filed as an exhibit (the “Registration Statement”), which registers under the Securities Act of 1933, as amended (the “Securities Act”), deferred compensation obligations (the “Obligations”) and an aggregate of 650,000 shares of Common Stock, par value $0.01, of the Company (the “Shares”) reserved for issuance and to be issued from time to time pursuant to the Amended and Restated Express Scripts, Inc. Executive Deferred Compensation Plan (the “Plan”).

I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein. I have assumed (i) the genuineness of all signatures on all documents examined by me, (ii) the authenticity of all documents submitted to me as originals, (iii) the conformity to authentic originals of all documents submitted to me as certified or photostatic copies, and (iv) the due authorization, execution and delivery of all documents.

On the basis of the foregoing, I am of the opinion that when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act, and the Obligations and the Shares have been issued in accordance with the terms of the Plan, then (i) the Obligations will be legally valid and binding obligations of the Company, except as may be limited by the applicability or effect of (a) any bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or (b) general principles of equity, including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law, and (ii) the Shares will be legally issued, fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than (i) the laws of the State of Missouri with respect to the Obligations, (ii) the General Corporation Law of the State of Delaware, and (iii) applicable federal laws. I do not assume any duty to update this opinion with respect to changes of law or fact occurring after the date hereof.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ Thomas M. Boudreau
Thomas M. Boudreau
Senior Vice President, General Counsel and Secretary

Exhibit 23.1

[PricewaterhouseCoopers LLP Letterhead]

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 3, 2003 relating to the financial statements and financial statement schedules of Express Scripts, Inc., which appears in Express Scripts, Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

St. Louis, Missouri
November 17, 2003